Exhibit 10.8.2

EMPLOYMENT SEPARATION AND
GENERAL RELEASE AGREEMENT

          THIS EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT (hereinafter “AGREEMENT”) is made and entered into by and between Michael K. Green (hereinafter “GREEN”) and Synbiotics Corporation (hereinafter “SYNBIOTICS”), effective as of September 19, 2002, and inures to the benefit of each of SYNBIOTICS’ current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees, members and assigns.

RECITALS

          A.     GREEN has been through September 19, 2002 SYNBIOTICS’ Senior Vice President and Chief Financial Officer and Secretary.

          B.     Notwithstanding and in addition to any other written resignations, by executing this AGREEMENT, GREEN resigns from his employment with and from any and all of his positions as a director, officer and employee of SYNBIOTICS and its subsidiary Synbiotics Europe SAS effective September 19, 2002.

          C.     GREEN and SYNBIOTICS wish to resolve permanently and amicably any and all disputes arising or which may ever arise out of GREEN’s employment with SYNBIOTICS.

          D.     SYNBIOTICS wishes to retain GREEN as a consultant to SYNBIOTICS beginning September 20, 2002, and GREEN wishes to provide personal services to SYNBIOTICS in return for certain compensation, as more specifically identified herein.

          THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between GREEN, on the one hand, and SYNBIOTICS, on the other, as follows:

          1.     Incorporation of Recitals.  The Recitals and identification of the parties to, and beneficiaries of, this AGREEMENT are incorporated by reference as though fully set forth herein.

          2.     Basic Entitlements.  SYNBIOTICS agrees to pay to GREEN all of his wages (including his accrued and unused vacation time) accrued through September 19, 2002 on September 19, 2002.  The parties agree that this amount is $39,070.43, before applicable tax withholding.

                  SYNBIOTICS agrees to pay GREEN severance of $94,062, before any applicable tax withholding, on September 19, 2002.

                  Except as expressly provided in this Section 2, GREEN hereby waives and renounces any and all other amounts which are or may become due to him under his Employment Agreement dated July 9, 1997, as amended February 14, 2001 (including the severance provisions thereof), and under any other written or oral compensation arrangement.

                  GREEN acknowledges that effective upon his employment termination he will be unable to continue his participation in SYNBIOTICS’ stock option plan, 401(k) plan, Section 125 cafeteria plan, or, except as allowed by COBRA, any other SYNBIOTICS perquisite, employee benefit plan or fringe benefit plan.

          3.     Additional Benefits.  SYNBIOTICS agrees to provide the following to GREEN, which the parties acknowledge GREEN would not have been entitled to receive but for this AGREEMENT, in consideration for this AGREEMENT.

                  (a)     SYNBIOTICS agrees to pay GREEN additional severance of $15,677, before any applicable tax withholding, on April 19, 2003, and additional severance of $15,677, before any applicable tax withholding, on May 19, 2003.

                  (b)     GREEN may retain the SYNBIOTICS laptop computer system which he used (subject to Sections 7 and 8.1 below).

                  (c)     The payments described in Section 4(a) below.

          4.     COBRA Benefits.  GREEN acknowledges that he has been provided with forms by which he may maintain his and his eligible dependents’ participation in SYNBIOTICS’ group medical and dental insurance plans pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  SYNBIOTICS agrees that if GREEN timely elects to continue his and his eligible dependents’ participation in SYNBIOTICS’ group medical and dental insurance plans pursuant to COBRA, (a) SYNBIOTICS will pay the employer portion of the COBRA premiums therefor on behalf of GREEN and his eligible dependents, until May 19, 2003, (b) GREEN will pay the employer portion thereafter if he chooses to continue COBRA coverage, and (c) GREEN will at all times pay (to SYNBIOTICS) the employee portion.  Nothing herein shall limit the right of SYNBIOTICS to change the provider and/or the terms of its group medical and/or dental insurance plan at any time hereafter.

          5.     No Employment Agreement.  The parties acknowledge and agree that this AGREEMENT is not an employment agreement, that the employment relationship between the parties has terminated, and that all prior agreements concerning employment and/or consultancy, whether oral or written, are superseded by this AGREEMENT.

          6.     Consulting Agreement.

                  6.1     Term.  SYNBIOTICS agrees that commencing upon September 20, 2002, and continuing through March 19, 2003, it shall retain GREEN as an independent contractor consultant (the “Consulting Period”).  GREEN agrees to assist SYNBIOTICS as an independent contractor consultant during the Consulting Period.  Upon SYNBIOTICS’ request, GREEN shall provide three full business days of consulting services before October 19, 2002, plus up to two hours of consulting services each month within each month from October 20, 2002 to March 19, 2003 (together, the “Core Time”).

                  6.2     Compensation.  During the Consulting Period, SYNBIOTICS shall pay to GREEN for his consulting services the gross sum of $1,000 for each day of consulting which is provided in addition to the Core Time.  No sum shall be payable to GREEN hereunder in respect of the Core Time.  The consulting fee shall be due and payable to GREEN in arrears semimonthly.

                  6.3     Duties.  During the Consulting Period, GREEN agrees to make himself available to provide oral or written advice and input on SYNBIOTICS business matters, as may be requested of him from time to time by Christopher Hendy and/or Thomas Donelan.  GREEN shall report only to Christopher Hendy and/or Thomas Donelan, and shall communicate only with such persons, unless specifically directed otherwise by Christopher Hendy and/or Thomas Donelan.  GREEN shall comply with all applicable laws in the course of his work.  All works of authorship made by GREEN in the course of his duties shall be “works made for hire.” GREEN agrees that SYNBIOTICS shall own the copyright on such works of authorship with no license back to GREEN, and that SYNBIOTICS shall own the patent rights on all inventions made by GREEN in the course of his duties (again with no license back to GREEN).  GREEN shall provide all reasonable assistance to SYNBIOTICS in evidencing and prosecuting SYNBIOTICS’ copyright and patent rights in such works of authorship and inventions.

                  6.4     Time Commitment.  This Section 6.4 is subject to Section 6.1.  During the Consulting Period, GREEN shall make himself available to SYNBIOTICS to perform consulting duties on a reasonable, part-time, as-needed basis as requested by SYNBIOTICS.  SYNBIOTICS agrees to provide GREEN with reasonable advance notice of its need for his services. SYNBIOTICS and GREEN shall use reasonable efforts to coordinate any scheduling conflicts between GREEN’s other activities and engagements and the services to be performed by GREEN for SYNBIOTICS.

                  6.5     Independent Contractor.  GREEN acknowledges that he is an independent contractor, is not an agent or employee of SYNBIOTICS, is not entitled to any Company employment rights or benefits and is not authorized to act on behalf of SYNBIOTICS.  GREEN shall be solely responsible for any and all tax obligations of GREEN, including but not limited to, all city, state and federal income taxes, social security withholding tax, workers’ compensation insurance and other self employment tax incurred by GREEN.  SYNBIOTICS shall not dictate the work hours of GREEN during the term of this AGREEMENT.  The parties hereby acknowledge and agree that SYNBIOTICS shall have no right to control the manner, means, or method by which GREEN performs the services called for by this AGREEMENT.  Rather, SYNBIOTICS shall be entitled only to direct GREEN with respect to the elements of services to be performed by GREEN and the results to be derived by SYNBIOTICS, to inform GREEN as to where and when such services shall be performed, to limit and identify the persons at SYNBIOTICS with whom GREEN may communicate, and to review and assess the performance of such services by GREEN for the purposes of assuring that such services have been performed and confirming that such results were satisfactory.  SYNBIOTICS shall be entitled to exercise broad general power of supervision and control over the results of work performed by GREEN to ensure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work.

                  6.6     No Agency Relationship.  Nothing herein shall be deemed to create an agency relationship between the parties hereto.  GREEN understands and agrees that, except as specifically and in writing directed to do so by Christopher Hendy and/or Thomas Donelan, he is not authorized to bind or to act on behalf of SYNBIOTICS, and he agrees not to purport otherwise.

                  6.7     Business Expenses.  It is expressly understood and agreed that during the Consulting Period, GREEN shall not incur any business expenses without the prior approval of Christopher Hendy and/or Thomas Donelan.  To the extent such business expenses have been approved in advance, SYNBIOTICS shall reimburse GREEN for reasonable business expenses incurred by him as a necessary consequence of his performance of his consulting duties on SYNBIOTICS’ behalf.  GREEN shall submit written requests for reimbursement of said business expenses, together with supporting receipts, on or before the last day of each month of the Consulting Period.  Reimbursement of GREEN’s business expenses shall be paid in the time and manner which are consistent with SYNBIOTICS’ current policy concerning employee/consultant business expenses.

                  6.8     Outside Activities.  It is expressly understood and agreed that during the Consulting Period, GREEN may accept other employment.  GREEN may also engage in civic and not-for-profit activities.

          7.     Proprietary Information Obligations.

                  7.1     Agreement.  GREEN acknowledges that he is a party to and bound by the terms and conditions of that certain confidentiality/inventions Agreement by and between SYNBIOTICS and him dated May 20, 1991 (the “Proprietary Information Agreement”).

                  7.2     Remedies.  GREEN understands that his duties under the Proprietary Information Agreement survive the termination of his employment with SYNBIOTICS and continue to remain in effect during his consultancy to SYNBIOTICS, and will survive the expiration or termination of this AGREEMENT.  GREEN acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information Agreement would be inadequate, and he therefore agrees that SYNBIOTICS shall be entitled to injunctive relief in case of any such breach or threatened breach.

          8.     Trade Secrets and Confidential Information.

                  8.1     Valuable Confidential Information.  GREEN acknowledges that SYNBIOTICS has invested substantial time, money and resources in the development and retention of its inventions, confidential information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of his employment with SYNBIOTICS GREEN had access to SYNBIOTICS’ inventions and confidential information (including trade secrets), and was introduced to existing and prospective customers, accounts and business partners of SYNBIOTICS.  The parties acknowledge that in connection with GREEN’s provision of consulting services to SYNBIOTICS, he may continue to have access to

SYNBIOTICS’ inventions and confidential information (including trade secrets).  GREEN acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner belongs exclusively to SYNBIOTICS, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between GREEN and any existing or prospective customers, accounts or business partners.

                  8.2     Non-Solicitation.  During the Consulting Period, GREEN agrees not to interfere with the business of SYNBIOTICS by soliciting or inducing any employee or consultant of SYNBIOTICS to terminate his or her employment or engagement with SYNBIOTICS, or to reduce his or her time commitment or scope of services provided to SYNBIOTICS.  The foregoing restrictions shall apply to GREEN regardless of whether he is acting directly or indirectly, alone or in concert with others.  GREEN understands and agrees that he cannot and will not do indirectly that which he cannot do directly.

                  8.3     Savings Clause.  If any restriction set forth above within this section is held to be unreasonable, then GREEN agrees, and hereby submits, to the reduction and limitation of such prohibition to such scope as shall be deemed reasonable.

                  8.4     Injunctive Relief.  GREEN expressly agrees that the covenants set forth in this Section 8 are reasonable and necessary to protect SYNBIOTICS and its legitimate business interests, and to prevent the unauthorized dissemination of confidential information to competitors of SYNBIOTICS.  GREEN also agrees that SYNBIOTICS will be irreparably harmed and that damages alone cannot adequately compensate SYNBIOTICS if there is a violation of the provisions of this Section 8 by GREEN, and that injunctive relief against GREEN is essential for the protection of SYNBIOTICS.  Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, SYNBIOTICS shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief.

          9.     General Release.

                  9.1     General Release.  GREEN, for himself, and his wife, relatives, heirs, executors, administrators, assigns and affiliates, past, present and future, fully and forever releases and discharges SYNBIOTICS and each of its current, former and future parents, subsidiaries, related entities, affiliates, employee benefit plans and its and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees, members and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities, causes of action, suits, debts, contracts, agreements, promises, demands, losses, settlements, diminutions in value, judgments, damages, penalties, costs and expenses (including, without limitation, attorneys’ fees) of every nature, kind and description, in law, equity or otherwise (collectively, “Claims”), which have arisen, occurred or existed at any time before the signing of this AGREEMENT (even if they do not become matured or known until after the signing), including, without limitation, any and all Claims arising out of or relating to GREEN’s employment with SYNBIOTICS or the cessation of that employment or his Employment Agreement; provided, however, that claims under his Indemnification Agreement and the Proprietary Information Agreement, state unemployment insurance benefits, workers compensation insurance benefits, benefit entitlements vested as of September 19, 2002 pursuant to the written terms of any

SYNBIOTICS employee benefit plan, and enforcement of this AGREEMENT are excluded from the definition of “Claims” and are not released.

                  9.2     Knowing Waiver of Employment Related Claims.  GREEN understands and agrees that, without limitation, he is waiving and releasing any and all rights he may have had, now has, or in the future may have, to pursue against SYNBIOTICS or any of the other Releasees any and all remedies available to him under any employment-related Claims and causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination (all subject to Section 9.1 above).

                  9.3     Waiver of Civil Code § 1542.  GREEN expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows, and under all federal, state and/or common-law statutes or principles of similar effect:

        “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

GREEN expressly agrees and understands that the release given by him pursuant to this AGREEMENT applies to all unknown, unsuspected and unanticipated Claims which GREEN may have against SYNBIOTICS or any of the other Releasees.

                  9.4     No Prior Assignments.  GREEN represents and warrants that there has been no assignment or other transfer of any interest in any Claim which GREEN may have against SYNBIOTICS or any of the other Releasees, or any of them, and GREEN agrees to defend, indemnify and hold SYNBIOTICS and the other Releasees, and each of them, harmless from any liability, claims, demands, damages, settlements, judgments, penalties, costs, expenses and attorneys’ fees incurred by SYNBIOTICS or any of the other Releasees, or any of them, as a result of any person asserting any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by SYNBIOTICS and the other Releasees under the indemnity, and that this indemnity shall be payable as incurred and on demand.

                  9.5     Denial of Liability and Obligation.  This AGREEMENT is not intended to and shall not constitute any admission or concession of any kind by SYNBIOTICS or any other person as to the existence of any liability or obligation to GREEN under any Claim.

SYNBIOTICS and the other Releasees specifically deny the existence of any such liability or obligation to GREEN.

          10.   Promise to Refrain from Suit or Administrative Action.  GREEN promises and agrees that he will never sue SYNBIOTICS or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against SYNBIOTICS or any of the other Releasees (or aid anyone else to do so), with respect to any Claim covered by the release provisions of this AGREEMENT.  GREEN agrees that if GREEN violates this Section 10 in any manner or in any manner asserts against SYNBIOTICS or any of the other Releasees, or any of them, any of the Claims released hereunder, then GREEN will pay to SYNBIOTICS and the other Releasees, and each of them, in addition to any other damages caused to SYNBIOTICS and the other Releasees thereby, all attorneys’ fees incurred by SYNBIOTICS and the other Releasees in defending or otherwise responding to said lawsuit, proceeding or Claim. Notwithstanding the foregoing, GREEN does not waive any rights to unemployment compensation and does not waive any rights to workers compensation claims under the California Labor Code.

          11.   Full Defense.  It is specifically understood and agreed that this AGREEMENT may be pleaded as a full and complete defense to and may be used as the basis for an injunction against any action, arbitration, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this AGREEMENT.

          12.   Assumption of Risk as to Facts.  The parties both understand that if the facts with respect to which they are executing this AGREEMENT are later found to be other than or different from the facts both or either of them now believe to be true, they expressly accept and assume the risk of such possible difference in fact and agree that this AGREEMENT shall remain effective despite any difference of fact.

          13.   No Outside Representations.  No representation, warranty, condition, promise, understanding or agreement of any kind with respect to the subject matter hereof has been made by either party or by anyone else, nor shall any such be relied upon by either party, except those contained herein.  There were no inducements to enter into this AGREEMENT, except for what is expressly set forth in this AGREEMENT.

          14.   Severability.  All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties’ expressed intent; and in every case the remainder of this AGREEMENT shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

          15.   Entire Agreement.  This AGREEMENT represents and contains the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement (which is deemed to include, without limitation, GREEN’s employment with SYNBIOTICS, all rights and benefits in connection therewith, all written or oral contracts  relating thereto, GREEN’s retention bonus, stock and stock options, and all matters relating to the cessation or termination of such employment), and completely supersedes any and all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the Parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect); provided, that the Parties hereby confirm that except as expressly provided herein this AGREEMENT does not in any way supersede the Proprietary Information Agreement, or the shares owned by GREEN.  Each Party acknowledges, represents and warrants that he or it has not relied on any representation, agreement, understanding, arrangement or commitment which has not been expressly set forth in this AGREEMENT.  Each Party acknowledges, represents and warrants that this AGREEMENT is fully integrated and not in need of parol evidence in order to reflect the intentions of the Parties.  The Parties specifically intend that the literal words of this AGREEMENT shall, alone, conclusively determine all questions concerning the Parties’ intent.  This AGREEMENT may not be amended or modified or waived except by an agreement signed by all Parties.

          16.   Tax Consequences.  Except as expressly set forth herein, SYNBIOTICS shall have no obligation to GREEN with respect to any tax obligations incurred as the result of or attributable to this AGREEMENT or arising from any payments made or to be made hereunder.  Any payments made pursuant to this AGREEMENT shall be subject to such withholding and reports as may be required by any then-applicable laws or regulations of any state or federal taxing authority.

          17.   Waiver, Amendment and Modification of AGREEMENT.  The parties agree that no waiver, amendment or modification of any of the terms of this AGREEMENT shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification.  No waiver of any term, condition or default of any  term of this AGREEMENT shall operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision.  No failure or delay by a party in exercising any right, power, or privilege hereunder or other conduct by a party shall operate as a waiver thereof, in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power, or privilege.  No action taken pursuant to this AGREEMENT shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

          18.   Representation by Counsel.  The parties acknowledge that they have the right to have been represented in by counsel of their own choosing, and that they have entered into this AGREEMENT voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any undersigned attorneys, other than those contained within this AGREEMENT.  The parties further agree that if any of the facts or matters upon which they now rely in making this AGREEMENT hereafter prove to be otherwise, this AGREEMENT will nonetheless remain in full force and effect.  GREEN acknowledges that Brobeck, Phleger & Harrison LLP, SYNBIOTICS’ lawyers, has represented SYNBIOTICS only and has not represented or advised him in connection with this AGREEMENT.

          19.   California Law.  The parties agree that this AGREEMENT and its terms shall be construed under California law.

          20.   Agreement to Arbitrate Claims Arising from AGREEMENT.  The parties agree that with the exception of disputes and claims identified below, if any dispute arises concerning interpretation and/or enforcement of the terms of this AGREEMENT, said dispute shall be resolved by binding arbitration conducted before a single arbitrator in San Diego, California in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, and in accordance with the guidelines delineated by the California Supreme Court in Armendariz v. Foundation Health Psychcare Services, Inc. (2000).  Notwithstanding this agreement to arbitrate, neither party shall be precluded from seeking injunctive relief in a judicial forum.

          21.   Drafting.  The parties agree that this AGREEMENT shall be construed without regard to the drafter of the same and shall be construed as though each party to this AGREEMENT participated equally in the preparation and drafting of this AGREEMENT.

          22.   Counterparts.  This AGREEMENT may be signed in counterparts and said counterparts shall be treated as though signed as one document.

          23.   Reasonable Cooperation.  GREEN agrees:

                  (a)     To immediately relinquish SYNBIOTICS credit cards and keys and any other SYNBIOTICS property (except as set forth in Section 2(b)) and otherwise comply with SYNBIOTICS’ practices and procedures for terminated employees.  Without limitation, he shall not retain copies of any SYNBIOTICS documents or files.

                  (b)     Subject to Sections 6.1 and 6.2, to respond to reasonable requests from SYNBIOTICS for information, and, upon SYNBIOTICS’ reasonable request, to provide testimony and other assistance in any litigation or other proceeding in which he is not a party adverse to SYNBIOTICS; provided, that no consulting fee shall be charged for the first full day of trial attendance.

          24.   Period to Consider Terms of AGREEMENT.  GREEN acknowledges that GREEN originally received a form of this AGREEMENT on September 19, 2002, and was given 23 days thereafter in which to consider this AGREEMENT (including GREEN’s waivers made in this AGREEMENT).  GREEN acknowledges that SYNBIOTICS committed to him that if SYNBIOTICS would apply no coercion to sign early so that, if GREEN decided to sign it in less than 23 days, GREEN would do so voluntarily and of his own free will.  GREEN also acknowledges that SYNBIOTICS made clear that its September 19, 2002 offer to enter into this AGREEMENT would not be withdrawn or altered even if GREEN took the full 23 days, and that he would receive no different terms if he signed before the full 23 days or if he took the full 23 days.  GREEN acknowledges that GREEN has read and understands this AGREEMENT, and that GREEN has been encouraged to consult and has consulted an attorney and obtained independent legal advice regarding this AGREEMENT.  The form of this AGREEMENT has been revised in accordance with certain requests made by GREEN and his attorney.   GREEN has not been coerced into signing this AGREEMENT and is entering into this AGREEMENT voluntarily and of GREEN’s own free will.  GREEN further acknowledges that the waivers GREEN is making in this AGREEMENT are knowing, conscious and voluntary and are made with full appreciation that GREEN is forever foreclosed from pursuing any of the rights so waived.

          25.   Revocation of AGREEMENT.  GREEN understands that after executing this AGREEMENT, he has the right to revoke it within seven (7) days after his execution of it.  GREEN understands that this AGREEMENT will not become effective and enforceable unless the seven day revocation period passes and GREEN does not revoke the AGREEMENT in writing.  GREEN understands that this AGREEMENT may not be revoked after the seven day revocation period has passed.  GREEN understands that any revocation of this AGREEMENT must be made in writing and delivered to SYNBIOTICS within the seven day period, and that if he does so revoke the AGREEMENT, he shall not be entitled to receive any of the benefits described herein (except for those described in Section 2).

Dated: September 24, 2002		/s/ MICHAEL K. GREEN

MICHAEL K. GREEN

SYNBIOTICS CORPORATION

Dated: September 19, 2002	By	/s/ CHRISTOPHER P. HENDY

Christopher P. Hendy Vice President